UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017

NEWFIELD EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-12534	72-1133047
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380

(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 210-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2017, the Board of Directors (the “Board”) of Newfield Exploration Company (the “Company”), upon the recommendation of the Nominating & Corporate Governance Committee of the Board, elected Edgar R. “Bud” Giesinger to serve on the Board, effective August 11, 2017.  Mr. Giesinger has been elected to fill a newly created vacancy on the Board resulting from the Board’s decision on August 9, 2017 to increase the size of the Board from nine members to ten members.  Mr. Giesinger will serve on the Audit Committee of the Board and will stand for re-election at the Company’s 2018 Annual Meeting of Stockholders.  The Board determined that Mr. Giesinger satisfies the requirements for an “independent director” within the definition of such term in the New York Stock Exchange listing standards and Item 407(a) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

Mr. Giesinger does not have (i) any arrangements or understandings with any other person pursuant to which he was elected to serve as a director; (ii) any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer; or (iii) any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Mr. Giesinger will receive the standard compensation paid by the Company to its non-employee directors, prorated to reflect his 2017-2018 service period on the Board, as described under “Director Compensation—Director Compensation Program” in the Company’s Proxy Statement for its 2017 Annual Meeting of Stockholders (“Proxy Statement”), which was filed with the SEC on March 29, 2017.  As part of this compensation, Mr. Giesinger will receive an award of restricted shares of the Company’s common stock, as described in the Proxy Statement, in an amount prorated to reflect his 2017-2018 service period on the Board.  Mr. Giesinger’s restricted stock award is equal to 5,842 shares, which will vest on the one year anniversary of the grant, subject to Mr. Giesinger’s continued service on the Board as described in the applicable award agreement.

As of the date of this Current Report on Form 8-K, except for the foregoing grant, Mr. Giesinger does not have any direct or indirect beneficial ownership in the Company’s stock or rights to acquire the Company’s stock.  Also in connection with his election, Mr. Giesinger will enter into a standard indemnification agreement with the Company, in the form previously filed with the SEC on February 6, 2009 as Exhibit 10.20 to the Company’s Current Report on Form 8-K, which is incorporated herein by reference.

Mr. Giesinger, 60, has over 35 years of experience as a public accountant. Mr. Giesinger retired in 2015 from KPMG LLP, after serving over 35 years with the firm. During Mr. Giesinger’s tenure with KPMG LLP, in addition to acting as an audit engagement partner, he served as the Managing Partner of the firm’s Houston office, with oversight of the strategic direction, partner compensation, human resources and legal and regulatory affairs of that office.  In addition, Mr. Giesinger served on the nominating committee of KPMG LLP’s board of directors.

Mr. Giesinger holds a B.B.A. in accounting from The University of Texas at Austin and is a Certified Public Accountant.  He is also a member of the American Institute of Public Accountants. He serves on the board of directors and is audit committee chair of Solaris Oilfield Infrastructure, Inc. and on the board of directors and audit, nominating and corporate governance and compensation committees of Geospace Technologies Corporation. Mr. Giesinger also has been active in numerous professional and charitable organizations.

Item 7.01  Regulation FD Disclosure

On August 14, 2017, Newfield announced Mr. Giesinger’s election to its Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in Item 7.01 of this Current Report, including the exhibit attached hereto as Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01  Financial Statements and Exhibits

(d)                                              Exhibits

99.1	Press Release issued by Newfield Exploration Company on August 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY

Date: August 14, 2017	By:	/s/ Timothy D. Yang
Timothy D. Yang
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release issued by Newfield Exploration Company on August 14, 2017.